EXHIBIT 99.1

Perceptron Announces First Quarter Fiscal 2018 Results

Achieves Record Fiscal First Quarter Bookings and reports $0.16 Earnings Per Share

PLYMOUTH, Mich., Nov. 06, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the first quarter of its 2018 fiscal year (quarterly period ended September 30, 2017).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended September 30,
	2017	2016	Change

Revenue	$19.3	$17.5	$1.8
Net Income (Loss)	1.6	(2.4)	4.0

Diluted Income (Loss) per Share	$0.16	$(0.25)	$0.41

First quarter fiscal 2018 results compared to first quarter fiscal 2017:

  First quarter consolidated net sales increased 10.3% to $19.3 million, tying a first quarter record established in September 2008.
  Consolidated gross margin was 40%, an increase of 1,360 basis points for the first quarter.
  First quarter consolidated gross profit increased 67.4% to $7.7 million
  First quarter operating income increased to $1.5 million, from a loss of ($2.0) million in the prior year period.
  Net income increased to $1.6 million for the first quarter of fiscal 2018, up from a loss of ($2.4) million.
  First quarter earnings per share increased to $0.16 per diluted share from a loss of ($0.25) per diluted share in the prior year period.
  Bookings increased 6.4% to $23.2 million, which represents a record for the first fiscal quarter.
  Backlog increased 14.8% to $48.9 million.
  Cash and short-term investments totaled $8.1 million for the period ending September 30, 2017.

David Watza, President and CEO, commented, “We are pleased to announce record results for the first quarter of our 2018 fiscal year. This quarter represents the significant progress we have made since announcing our Financial Improvement Plan in 2016, reflecting the dramatic strides we have taken toward our long-term strategic growth and diversification objectives, as well as continued cost reductions.  We are very proud of our team’s efforts as we have tied a record for first quarter revenue of $19.3 million, slightly exceeding the high end of the guidance we provided last quarter, and greatly improved our gross margin by 13.6% from the prior year period.  Bookings also finished the period strong at $23.2 million, a record for our first quarter and matching a previously set record from the third quarter of fiscal 2017.”

“We are well positioned for the balance of this fiscal year after generating strong operating cash flows of $4.2 million this quarter.  We remain confident in the strategic plan we have established and continue to experience increasing strength in key customer demand metrics, as evidenced by the robust backlog this quarter. Our focus remains on product development and improvement efforts for our core automotive business and its adjacent markets, as well as with our existing customers, potential new automotive customers and their suppliers.  We are confident that a relentless focus in these markets will continue to provide sustainable and profitable long-term growth opportunities,” Watza added.

“Looking ahead to our second quarter of fiscal year 2018, we expect revenue in the range of $20.0 million to $23.0 million, as well as mid-single digit growth in our top line results for the full year fiscal 2018.  Our longer-term aspirations are for sustained high-single digit revenue growth and resulting double-digit earnings growth,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended September 30,
	2017	2016	Change

Americas Sales	$8.0	$5.2	$2.8
Europe Sales	7.8	10.0	(2.2)
Asia Sales	3.5	2.3	1.2
Total Sales	$19.3	$17.5	$1.8

Gross Profit	$7.7	$4.6	$3.1
Gross Profit as a percent of sales	39.9%	26.3%

Operating Income (Loss)	$1.5	$(2.0)	$3.5
Operating Income (Loss) as a percent of sales	7.8%	(11.4%)

Net Income (Loss)	$1.6	$(2.4)	$4.0
Diluted Income (Loss) per Share	$0.16	$(0.25)	$0.41

Recurring Operating Income (Loss)	$1.5	$(1.3)	$2.8
Recurring Operating Income (Loss) as a percent of sales	7.8%	(7.4%)

Total sales for the first quarter of fiscal 2018 were up $1.8 million or 10.3%, versus the same quarter in the prior year, reflecting increases in the Americas and Asia regions.  The improvement in the Americas region was primarily due to an increase in the In-Line and Near-Line Measurement Solutions and Value-Added Services, partially offset by decreases in the Off-Line Measurement Solutions and 3D Scanning Solutions.  The improvement in the Asia region was primarily due to increases in the In-Line and Near-Line Measurement Solutions as well as the Off-Line Measurement Solutions.  The Europe region was down due to decreases in In-Line and Near-Line Measurement Solutions as well as the Off-Line Measurement Solutions, partially offset by a small increase in Value-Added Services.

In the first quarter of fiscal 2018, gross profit as a percentage of sales improved 1,360 basis points compared to the prior year period, primarily due to the higher volume of sales, as well as the mix of the Company’s revenue, increased efficiencies and the timing of certain expenses in cost of goods sold under applicable accounting rules.

During the first quarter of fiscal 2018, operating expenses were up $0.3 million, primarily as a result of higher strategic investments in several engineering, research and development initiatives as well as increased employee-related expenses and bad debt expense, partially offset by lower legal and audit fees.

	Three Months Ended September 30,
BOOKINGS (in millions)	2017	2016	Change

Geographic Region
Americas	$9.6	$10.8	$(1.2)
Europe	9.4	6.2	3.2
Asia	4.2	4.8	(0.6)
Total Bookings	$23.2	$21.8	$1.4

BACKLOG (in millions)	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016

Geographic Region
Americas	$21.1	$19.5	$20.9	$15.6	$16.2
Europe	18.0	16.4	16.7	16.2	15.3
Asia	9.8	9.1	11.0	9.9	11.1
Total Backlog	$48.9	$45.0	$48.6	$41.7	$42.6

First quarter bookings were a record $23.2 million. The record-level booking activity is primarily due to an increase in Off-Line Measurement Solutions and Value Added Services, partially offset by decreases in the In-Line and Near-Line Measurement Solutions and 3D Scanning Solutions.  The significant booking activity in Europe was driven by increases in each of the Company’s product lines.

Bookings in the first quarter of fiscal 2018 exceeded revenue by $3.9 million, which resulted in an increase in backlog to $48.9 million at September 30, 2017.  This is the second highest backlog level in the Company’s history. As the levels of bookings and backlog typically fluctuate from quarter to quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Cash and short-term investment balance was $8.1 million at September 30, 2017, up from $5.3 million at June 30, 2017 and up from $7.7 million at September 30, 2016.  At September 30, 2017, bank debt outstanding totaled $0.4 million, down from an outstanding balance of $1.5 million at June 30, 2017 and down from $0.9 million at September 30, 2016.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its first quarter fiscal year 2018 investor conference call/webcast, chaired by David L. Watza, President and CEO, on Tuesday, November 7, 2017, at 10:00 AM (EST). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10113791

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2018 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2018 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2017.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2017	2016
Net Sales	$19,269	$17,520
Cost of Sales	11,619	12,946
Gross Profit	7,650	4,574
Operating Expenses
Selling, General and Administrative Expense	4,424	4,287
Engineering, Research and Development Expense	1,733	1,610
Severance, Impairment and Other Charges	(52)	656
Operating Income (Loss)	1,545	(1,979)
Other Income and (Expenses), net
Interest Expense, net	(42)	(57)
Foreign Currency and Other, net	8	50
Income (Loss) Before Income Taxes	1,511	(1,986)
Income Tax Benefit (Expense)	47	(369)

Net Income (Loss)	$1,558	$(2,355)

Income (Loss) Per Common Share
Basic	$0.16	($0.25)
Diluted	$0.16	($0.25)

Weighted Average Common Shares Outstanding
Basic	9,453	9,371
Diluted	9,502	9,371

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2017	2016
	(Unaudited)
Cash and Cash Equivalents	$5,177	$3,704
Short-Term Investments	2,954	1,572
Receivables, net	25,786	31,943
Inventories, net	13,196	11,466
Other Current Assets	2,320	1,953
Total Current Assets	49,433	50,638

Property and Equipment, net	7,429	7,377
Goodwill and Other Intangible Assets, net	12,015	11,866
Long-Term Deferred Income Tax Asset	525	9
Long-Term Investments	725	725
Total Non-Current Assets	20,694	19,977

Total Assets	$70,127	$70,615

Line of Credit and Short-Term Notes Payable	$612	$1,705
Accounts Payable	7,873	8,280
Deferred Revenue	7,987	8,485
Restructuring Reserve	834	1,113
Other Current Liabilities	7,164	8,572
Total Current Liabilities	24,470	28,155

Long-Term Taxes Payable	840	969
Long-Term Deferred Income Tax Liability	1,605	871
Other Long-Term Liabilities	763	785
Total Long-Term Liabilities	3,208	2,625

Total Liabilities	27,678	30,780

Shareholders' Equity	42,449	39,835
Total Liabilities and Shareholders' Equity	$70,127	$70,615

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss)” and “Recurring Net Income (Loss)”.  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Income (Loss) and Net Income (Loss), respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands except per share data)

	Three Months Ended
	September 30,
	2017	2016

Operating Income (Loss), as reported	$1,545	$(1,979)

Severance, Impairment and Other Charges	(52)	656

Excluding special items,
Operating Income (Loss) would have been	$1,493	$(1,323)

Net Income (Loss), as reported	$1,558	$(2,355)

Valuation Allowance on DTA	-	511

Excluding special items,
Net Income (Loss) would have been	$1,558	$(1,844)

Income (Loss) Per Common Share -
Diluted, as reported	$0.16	$(0.25)

Diluted Income Per Share due to Valuation
Allowance on DTA	$-	$0.05

Excluding special items, Diluted Income
(Loss) per Share would have been	$0.16	$(0.20)

Diluted Weighted Average Common Shares
Outstanding, as reported	9,502	9,371

Contact:
Investor Relations
investors@perceptron.com